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                     October 18, 2023

       Jarrod Langhans
       Chief Financial Officer
       Celsius Holdings, Inc.
       2424 N. Federal Highway, Suite 208
       Boca Raton, FL 33431

                                                        Re: Celsius Holdings,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 1, 2023
                                                            File No. 001-34611

       Dear Jarrod Langhans:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation
       cc:                                              Robert W. Pommer III